Exhibit 10.1

THIRD AMENDMENT AGREEMENT

THIRD AMENDMENT AGREEMENT (this “Agreement”), dated as of March 13, 2013, by and among Crystal Rock Holdings, Inc., formerly known as Vermont Pure Holdings, Ltd. (“Holdings”), individually and as successor by merger to its former Subsidiary, Crystal Rock Holdings, Inc., Crystal Rock LLC (“Crystal Rock”, and together with Holdings, collectively, the “Borrowers”), Bank of America, N.A. (“Bank of America”) and the other lending institutions party to that certain Credit Agreement (as defined below) as lenders (together with Bank of America, collectively, the “Lenders”), and Bank of America, as administrative agent (the “Administrative Agent”) for itself and the other Lenders with respect to a certain Amended and Restated Credit Agreement dated as of April 5, 2010, as amended by that certain First Amendment Agreement dated as of September 1, 2005 and that certain Second Amendment Agreement dated as of March 23, 2006 (as amended the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested Bank of America, as sole Lender under the Credit Agreement as of the date hereof, and Bank of America has agreed, to: (a) extend to the Borrowers an additional term loan in the principal amount of $11,000,000 (the “2013 Term Loan”), the proceeds of which are being used by the Borrower to refinance its existing Obligations under the Term Loan and to prepay up to $1,500,000 in the aggregate of the Seller Subordinated Debt, and (b) amend certain terms of the Credit Agreement on the terms and conditions set forth herein; and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1. Definitions.  Capitalized terms that are used herein and are not defined herein  have the meanings given to such terms in the Credit Agreement (after giving effect to the amendments thereof set forth herein).

§2. Ratification of Existing Agreements.  All of the Borrowers’ obligations and liabilities to the Lenders as evidenced by or otherwise arising under the Credit Agreement, the Notes and the other Loan Documents are, by the Borrowers’ execution of this Agreement, hereby ratified and confirmed in all respects.  In addition, by the Borrowers’ execution of this Agreement, each Borrower represents and warrants that it does not have any defense, counterclaim, or right of set-off or recoupment of any kind with respect to such obligations and liabilities.

§3. Representations and Warranties.  Each Borrower hereby represents and warrants to the Lenders that all of the representations and warranties made by the Borrowers in the Credit Agreement, the Notes and the other Loan Documents are true in all material respects on the date hereof as if made on and as of the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date.

§4. Conditions Precedent.  The effectiveness of this Agreement is subject to the prior satisfaction, on or before March 13, 2013, of each of the following conditions precedent (the date of such satisfaction herein referred to as the “Amendment Effective Date”):

(a) Representations and Warranties.  All of the representations and warranties made by the Borrowers herein, whether directly or incorporated by reference, shall be true and correct on the date hereof except to the extent that such representations and warranties relate expressly to an earlier date.

(b) Performance; No Event of Default.  Each Borrower shall have performed and complied in all respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and there shall exist no Default or Event of Default.

(c) Corporate or Limited Liability Company Action.  All requisite corporate or limited liability company, as applicable, action necessary for the valid execution, delivery and performance by each Borrower of this Agreement and all other instruments and documents delivered by each Borrower in connection therewith shall have been duly and effectively taken.

(d) Delivery of Agreement.  The parties hereto shall have executed this Agreement and delivered this Agreement to the Administrative Agent.

(e) Delivery of Term Note.  The Borrowers shall have executed and delivered to the Administrative Agent a Term Note in the form attached hereto as Exhibit C in favor of Bank of America to evidence the 2013 Term Loan.

(f) Delivery of Ratification Agreements. Each of the Borrowers, the Seller Subordinated Debt Holders and other Persons party thereto shall have acknowledged in writing, in form and substance satisfactory to the Administrative Agent, its acceptance of this Agreement and its ratification of the continuing effectiveness of the Loan Documents to which it is a party (it being understood that each such Loan Document to which any such Person is a party shall continue in full force and effect in accordance with its terms even if such acceptance and ratification is not executed by such Person).

(g) UCC Search Results; Perfection Certificates.  The Administrative Agent shall have received (i) updated UCC search results with respect to each of the Borrowers, which shall be acceptable to the Administrative Agent, and (ii) completed and fully executed amended and restated perfection certificates from each of the Borrowers  in form and substance satisfactory to Administrative Agent.

(h) Opinions of Counsel.  Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Amendment Effective  Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from McElroy, Deutsch, Mulvaney & Carpenter, LLP, counsel to the Borrowers.

(i) Payment of Expenses.  The Borrowers shall have paid to the Administrative Agent in immediately available funds all expenses, including reasonable legal fees, incurred by the Administrative Agent in connection with this Agreement, the Credit Agreement or the other Loan Documents on or prior to the date hereof.

(j) Payment of Third Amendment Fee.  The Borrowers shall have paid to the Administrative Agent for the account of Bank of America in accordance with Section 7 hereof the Third Amendment Fee.

(k) Supporting Documents.  The Borrowers shall have delivered or caused to be delivered to the Administrative Agent such other supporting documents and certificates as the Administrative Agent may have reasonably requested.

§5. Amendments to the Credit Agreement.

(a) The definitions of Consolidated Excess Cash Flow, Employee Benefit Plan, ERISA Reportable Event, Guaranteed Pension Plan and Minimum One Month LIBOR Amount appearing in Section 1.1 of the Credit Agreement are hereby deleted in their entirety.

(b) The definitions of Applicable Margin, Consolidated Adjusted Operating Cash Flow, Consolidated Senior Debt Service, Consolidated Total Debt Service, ERISA Affiliate, Fees, Interest Period, LIBOR Rate, Multiemployer Plan, Revolving Credit Loan Maturity Date, Term Loan and Term Loan Maturity Date appearing in Section 1.1 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Total Leverage Ratio, as determined for the Reference Period of Holdings and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Total Leverage Ratio	Base Rate Loans	Revolving Credit LIBOR Rate Loans	Letter of Credit Fees	Term Loan LIBOR Rate Loan
I	Less than 2.00:1.00	0.00%	1.25%	1.25%	1.50%
II	Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.25%	1.75%	1.75%	2.00%
III	Greater than or equal to 2.50:1.00 but less than 3.25:1.00	0.75%	2.25%	2.25%	2.50%
IV	Greater than or equal to 3.25:1.00	1.25%	2.75%	2.75%	3.00%

Notwithstanding the foregoing, (a) for the Loans outstanding and the Letter of Credit Fees payable during the period commencing on the Third Amendment Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending April 30, 2013, the Applicable Margin shall be the Applicable Margin set forth in Level III above, and (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to §9.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Consolidated Adjusted Operating Cash Flow.  For any period, an amount equal to the sum of (a) Consolidated EBITDA of Holdings and its Subsidiaries for such period (excluding the Consolidated EBITDA of any Subsidiary (or with respect to an asset acquisition, the acquired assets) for the period prior to the acquisition of such Subsidiary (or assets) by Holdings or any of its Subsidiaries), plus (b) an amount equal to seventy-five percent (75%) of Acquired Company EBITDA for such period, plus (c) for the Reference Period ended January 31, 2013, $965,000.

Consolidated Senior Debt Service.  With respect to Holdings and its Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Senior Interest Expense for such period plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness (other than Subordinated Debt) that become due and payable during such period pursuant to any agreement or instrument to which Holdings or any of its Subsidiaries is a party; provided, however, that for the Reference Periods ending on April 30, 2013, July 31, 2013 and October 31, 2013, Consolidated Senior Debt Service shall be determined on a pro forma basis equal to the sum of (i) Consolidated Senior Interest Expense for such period plus (ii) $1,571,424. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

Consolidated Total Debt Service.  With respect to Holdings and its Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense of Holdings and its Subsidiaries for such period plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that become due and payable during such period pursuant to any agreement or instrument to which Holdings or any of its Subsidiaries is a party; provided, however, that for the Reference Periods ending on April 30, 2013, July 31, 2013 and October 31, 2013, Consolidated Total Debt Service shall be determined on a pro forma basis equal to the sum of (i) Consolidated Senior Interest Expense for such period plus (ii) $2,771,424. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding

ERISA Affiliate. Any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

Fees.  Collectively, the Revolving Credit Commitment Fee, the Letter of Credit Fees, the Closing Fees and the Third Amendment Fee.

Interest Period.  With respect to

(a)           each Revolving Credit Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request or as otherwise required by the terms of this Credit Agreement: (x) for any Base Rate Loan, the last day of the calendar month; and (y) for any LIBOR Rate Loan, 1, 2 or 3 months; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; and

(b)           for all or any relevant portion of the Term Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request or as otherwise required by the terms of this Credit Agreement: (x) for any Base Rate Loan, the last day of the calendar month; and (y) for any LIBOR Rate Loan, 1 month; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;’

(B)           if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)           if the Borrowers shall fail to give notice as provided in §2.7 or §4.5.2, the Borrowers shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)           any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

(E)           with respect to each Revolving Credit Loan, no Interest Period shall end after the Revolving Credit Loan Maturity Date; and

(F)           with respect to the Term Loan, no Interest Period shall end after (1) the next regularly-scheduled principal repayment date, and (2) the Term Loan Maturity Date.

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or any successor thereto as approved by the Administrative Agent if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) LIBOR Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the commencement of such Interest Period.

Multiemployer Plan. Any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

Revolving Credit Loan Maturity Date.  March 11, 2016.

Term Loan.  The term loan to be made by the Lenders to the Borrowers on the Third Amendment Date in the aggregate principal amount of $11,000,000 pursuant to §4.1.

Term Loan Maturity Date.  March 13, 2018.

(c) Clause (a) of the definition of Permitted Acquisition is hereby amended and restated in its entirety to read as follow:

(a)           immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall then exist, and the Borrowers shall have delivered to the Administrative Agent a statement certified by the principal financial or accounting officer of the Borrowers to the effect that immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists and attaching, in reasonable detail, computations evidencing on a Pro Forma Basis compliance (on a consolidated basis) with the covenants contained in §11 (x) as of the end of the most recently completed fiscal quarter, immediately prior to and after giving effect to such acquisition, and (y) for the twelve (12) month period immediately following such acquisition, each of which shall be acceptable to the Administrative Agent in its sole but reasonable discretion;

(d) The following new definitions are added in alphabetical order to Section 1.1 of the Credit Agreement to read as follows:

Change in Law. The occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued

Effective Date Term Loan.  The term loan made by the Lenders to the Borrowers on the Effective Date in the aggregate principal amount of $15,500,000.

ERISA Event. (a) A Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

IRS.  The United States Internal Revenue Service.

Multiple Employer Plan. A Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

Pension Act. The Pension Protection Act of 2006.

Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan. Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

Reportable Event.  Any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

Third Amendment Agreement. The Third Amendment Agreement dated as of March 13, 2013 among the Borrowers, the Lenders and the Administrative Agent with respect to this Credit Agreement.

Third Amendment Date. The date on which all of the conditions precedent set forth in Section 4 of the Third Amendment Agreement have been satisfied (or waived by the Administrative Agent).

Third Amendment Fee. As defined in the Third Amendment Agreement.

(e) Sections 4.1 and 4.2 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

4.1           Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each Lender agrees to lend to the Borrowers on the Third Amendment Date the amount of its Commitment Percentage of the principal amount of $11,000,000.

4.2           The Term Notes.  The Term Loan shall be evidenced by separate promissory notes of the Borrowers in substantially the form of ExhibitC hereto (each a “Term Note”), dated the Third Amendment Date (or such other date on which a Lender may become a party hereto in accordance with §16 hereof) and completed with appropriate insertions.  One Term Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment Percentage of the Term Loan and representing the joint and several obligations of the Borrowers to pay to such Lender such principal amount or, if less, the then outstanding amount of such Lender’s Commitment Percentage of the Term Loan, plus interest accrued thereon, as set forth below.  The Borrowers irrevocably authorize each Lender to make or cause to be made a notation on such Lender’s Term Note Record reflecting the original principal amount of such Lender’s Commitment Percentage of the Term Loan and, at or about the time of such Lender’s receipt of any principal payment on such Lender’s Term Note, an appropriate notation on such Lender’s Term Note Record reflecting such payment.  The aggregate unpaid amount set forth on such Lender’s Term Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Term Note Record shall not affect the obligations of the Borrowers hereunder or under any Term Note to make payments of principal of and interest on any Term Note when due.

(f) Sections 4.3.1 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

4.3.1.           Schedule of Installment Payments of Principal of Term Loan.  On April 5, 2005, the lenders party to the Original Credit Agreement made a Term Loan (as defined in the Original Credit Agreement) to Holdings and Crystal Rock LLC in the principal amount of $28,000,000.00.  After such date, Holdings and Crystal Rock LLC made principal payments in the aggregate amount of $15,812,499.85.  As a result, on the Effective Date, the outstanding principal amount of such Term Loan (as defined in the Original Credit Agreement) was $12,187,500.15.  Pursuant to the terms hereof, the Lenders made the Effective Date Term Loan to the Borrowers on the Effective Date in the principal amount of $15,500,000. Pursuant to the terms hereof, the Lenders have agreed to make the Term Loan to the Borrowers on the Third Amendment Date in the principal amount of $11,000,000 to be used in accordance with §8.17. The Borrowers jointly and severally promise to pay to the Administrative Agent for the account of the Lenders the principal amount of the Term Loan in fifty-nine (59) consecutive monthly payments in the amount of $130,952, such payments to be due and payable on the 13th day of each month commencing on April 13, 2013, with a final payment on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loan.

(g) Section 4.3.2 of the Credit Agreement is hereby amended and restated as follows.

4.3.2.           Reserved.

(h) Section 4.5.2 of the Credit Agreement is hereby amended and restated as follows.

4.5.2.           Notification by Borrowers.  The Borrowers shall notify the Administrative Agent, such notice to be irrevocable, at least four (4) LIBOR Business Days prior to the Drawdown Date of the Term Loan if all or any portion of the Term Loan is to bear interest with reference to the LIBOR Rate.  After the Term Loan has been made, the provisions of §2.7 shall apply mutatis mutandis with respect to all or any portion of the Term Loan so that the Borrowers may have the same interest rate options (but not the same Interest Period options) with respect to all or any portion of the Term Loan as it would be entitled to with respect to the Revolving Credit Loans (with the understanding that the interest rate with respect to the Term Loan shall be as set forth in §4.5.1).

(i) Section 6.6 of the Credit Agreement is hereby amended and restated as follows.

6.6.           Additional Cost, etc.  If any Change of Law shall:

(a)           subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b)           materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d)           impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is

(i)           to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

(ii)           to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii)           to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

(j) Section 6.7 of the Credit Agreement is hereby amended and restated as follows:

6.7.           Capital Adequacy.  If any Lender or the Administrative Agent determines that any Change in Law or compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any Change In Law regarding capital adequacy has or would have the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such Change in Law or compliance therewith (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrowers of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers and such Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrowers receive such notice, an adjustment payable hereunder that will adequately compensate such Lender in light of these circumstances.  If the Borrowers and such Lender are unable to agree to such adjustment within thirty (30) days of the date on which the Borrowers receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Lender’s reasonable determination, provide adequate compensation.  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

(k) Section 8.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.16.           ERISA Compliance.

8.16.1. In General.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

8.16.2. Claims, Etc..  There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

8.16.3. ERISA Events, Etc.  (i) No ERISA Event has occurred, and no Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(l) Sections 8.17.1 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

8.17.1.                      General.  The proceeds of (a) the Revolving Credit Loans shall be used solely (i) to finance Capital Expenditures, (ii) to finance Permitted Acquisitions and (ii) for working capital and general corporate purposes, and (b) the Term Loan shall be used solely to (i) refinance the Borrowers’ outstanding Indebtedness owing under the Effective Date Term Loan, and (ii) to make payments on any Subordinated Debt not to exceed $1,500,000 in the aggregate. For the avoidance of doubt, no proceeds of the Revolving Credit Loans or the Term Loan shall be used to (x) finance the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of Holdings or (y) make payments on any Subordinated Debt other than permitted in clause (b)(ii) above. The Borrowers will obtain Letters of Credit solely for general corporate purposes.

(m) Section 9.5.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.5.2. ERISA Event; Defaults.  Each of the Borrowers will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any ERISA Event or the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto.  If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(n) Section 9.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.11. Pension Plans.  Each of the Borrowers will (a) promptly upon filing the same with the Department of Labor or IRS upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under ERISA and Annual Report, Form 5500, with all required attachments, in respect of each applicable Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Pension Plan under ERISA.

(o) Section 9.15 of the Credit Agreement is hereby amended and restated as follows.

9.15.           Reserved.

(p) Clause (iii) of Section 10.2.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii)           deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations (other than any Lien imposed by ERISA) or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred, in each case, in the ordinary course of business;

(q) Section 10.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.8           Subordinated Debt.  No Borrower will, nor will it permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Debt or prepay, redeem or repurchase any of the Subordinated Debt, except that the Borrowers may prepay (a) $500,000 in the aggregate of the Seller Subordinated Debt on or before October 1, 2010, and (b) $1,500,000 in the aggregate of the Seller Subordinated Debt on or about March 13, 2013.

(r) Section 10.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.9           Reserved.

(s) Section 14.1(l) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(l)           (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the $175,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000; or

(t) Sections 11.1 and 11.2 of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

11.1           Consolidated Adjusted Operating Cash Flow to Senior Debt Service.  The Borrowers will not permit the ratio of Consolidated Adjusted Operating Cash Flow (determined on a Pro Forma Basis, if applicable) for any Reference Period of the Borrowers ending on or after the Effective Date, to Consolidated Senior Debt Service (as determined on a Pro Forma Basis and/or annualized basis, if applicable) for such Reference Period, to be less than 1.25 to 1.00, determined as of the end of each fiscal quarter.

11.2           Consolidated Adjusted Operating Cash Flow to Total Debt Service.  The Borrowers will not permit the ratio of Consolidated Adjusted Operating Cash Flow (determined on a Pro Forma Basis, if applicable) for any Reference Period of the Borrowers ending on or after the Effective Date, to Consolidated Total Debt Service (determined on a Pro Forma Basis and/or annualized basis, if applicable) for such Reference Period, to be less than 1.00 to 1.00, determined as of the end of each fiscal quarter.

(u) The Credit Agreement is hereby further amended by (i) deleting Exhibit C in its entirety and by substituting therefor Exhibit C attached hereto, and (ii) deleting each of Schedule 8.3, Schedule 8.7, Schedule 8.15, Schedule 8.18, Schedule 8.19, Schedule 8.20, Schedule 10.1, Schedule 10.2 and Schedule 10.3 in their entirety and by substituting therefor the schedules attached hereto as Schedule 8.3, Schedule 8.7, Schedule 8.15, Schedule 8.18, Schedule 8.19, Schedule 8.20, Schedule 10.1, Schedule 10.2 and Schedule 10.3.

§6. Expenses, Etc.  The Borrowers agree to pay to the Administrative Agent upon demand an amount equal to any and all out-of-pocket costs or expenses (including reasonable legal fees and disbursements) incurred or sustained by the Administrative Agent in connection with the preparation of this Agreement and related matters.

§7. Third Amendment Fee.  In consideration of the agreement by Bank of America to enter into this Agreement and make the 2013 Term Loan, the Borrowers shall pay to the Administrative Agent for the account of Bank of America an upfront fee of $67,500 (the “Third Amendment Fee”). The Third Amendment Fee shall be deemed fully earned as of the Amendment Effective Date and shall be nonrefundable for any reason whatsoever.

§8. Change of Address for Notices, Etc.  Notice is hereby given under Section 17.6 of the Credit Agreement changing the address of the Administrative Agent for notice purposes to Bank of America, N.A., CityPlace I, 185 Asylum Street, Mail Code: CT2-500-35-10, Hartford, Connecticut 06103, Attn: Matthew E. Hummel, Senior Vice President, Telephone No: (860) 952-7483, Telecopier No.: (212) 378-8568, with copy to: Robinson & Cole LLP, 280 Trumbull Street, Hartford, Connecticut 06103-3597, Attn: Michael F. Maglio, Esq., Telephone No.: (860) 275-8274, Telecopier No.: (860) 275-8299.

§9. Miscellaneous Provisions.

(a) This Agreement shall become effective among the parties hereto as of the Amendment Effective Date.  Until the Amendment Effective Date, the terms of the Credit Agreement prior to its amendment hereby shall remain in full force and effect.

(b) Except as otherwise expressly provided by this Agreement, all of the respective terms, conditions and provisions of the Credit Agreement, the Notes and the other Loan Documents shall remain the same.  The Credit Agreement, as amended hereby, the Notes and the other Loan Documents shall continue in full force and effect, and this Agreement and the Credit Agreement shall be read and construed as one instrument.

(c) This Agreement is intended to take effect under, and shall be construed according to and governed by, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

(d) This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.  A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

CRYSTAL ROCK HOLDINGS, INC.

  By:    /s/ Peter K. Baker
Name:	Peter K. Baker
Title:	Chief Executive Officer

CRYSTAL ROCK LLC

  By:    /s/ Peter K. Baker
Name:	Peter K. Baker
Title:	Manager and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent and Lender

   By:   /s/ Matthew E. Hummel
Name:	Matthew E. Hummel
                                                                                                            Title:       Senior Vice President